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                                                                     Exhibit 8.1

                                                   October 13, 2000

Queens County Bancorp, Inc.,
38-25 Main Street,
Flushing, New York 11354

Ladies and Gentlemen:

   We have acted as special counsel to Queens County Bancorp, Inc., a Delaware corporation ("Queens"), in connection with the planned merger of Haven Bancorp, Inc., a Delaware corporation ("Haven") with and into Queens, pursuant to the Agreement and Plan of Merger, dated as of June 27, 2000, by and between Queens and Haven as described in the Joint Proxy Statement/Prospectus of Queens and Haven (the "Joint Proxy Statement/Prospectus"), dated October 13, 2000, which is part of the registration statement on Form S-4 of Queens, to which this opinion is attached as an exhibit. We hereby confirm that the opinion set forth in the Joint Proxy Statement/Prospectus under the heading "Material Federal Income Tax Consequences of the Merger" is our opinion.

   We hereby consent to the reference to us under the heading "Material Federal Income Tax Consequences of the Merger" and to the filing of this opinion as an exhibit to the Proxy Statement/Prospectus. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          Sullivan & Cromwell